Exhibit 1

Execution version

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 9, 2015 (the “Effective Date”), by and among Millennium Investments Elad Ltd., a company organized under the laws of the State of Israel, private company number 51-275111-6 (the “Seller”) and Ansonia Holdings B.V. Commercial Reg. No.:34108941 (“Purchaser”) (each of Seller and Purchaser is referred to as a “Party” and collectively as the “Parties”).

WHEREAS, Seller is a shareholder of Israel Corporation Ltd., a company organized under the laws of Israel, registration number 520028010 (“Israel Corp”), which has declared a dividend in kind to its shareholders (the “Dividend”) of all of its Ordinary Shares (the “Shares”) in Kenon Holdings Ltd., a company organized under the laws of Singapore, registration number 201406588W (the “Company”) with a record date of even date herewith; and

WHEREAS, pursuant to the Dividend, the Seller is entitled to receive 25,294,122 Shares (the “Dividend Shares”); and

WHEREAS, the Seller and the Company entered into that certain Registration Rights Agreement, effective as of January 7, 2015, pursuant to which the Company granted certain registration rights (the “Registration Rights”) to the Seller in connection with the Dividend Shares; and

WHEREAS, upon the terms and conditions set forth in this Agreement, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 20,235,298 of the Dividend Shares (the “Purchased Shares”) for the Purchase Consideration (as defined below).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of the Purchased Shares.

1.1. Effective as of the Effective Date and subject to the terms hereof, the Seller hereby sells, conveys, assigns and transfers to Purchaser and Purchaser hereby purchases from the Seller, all right, title and interest to the Purchased Shares for the Purchase Consideration (the “Transfer”), such that following the Transfer, Seller will not retain any right or interest in or to the Purchased Shares.

1.2. Upon execution of this Agreement, the Seller shall deliver irrevocable transfer instructions to the Seller’ bank (in a form attached as Exhibit 1.2) to transfer the Purchased Shares to the account/s designated by the Purchaser.

1.3. Payment.

1.3.1. The Purchaser shall pay the Purchase Consideration to Seller within thirty (30) days from the date hereof unless otherwise agreed by the Seller.

1.3.2. Notwithstanding anything else to the contrary in this Agreement, the right to receive the Purchase Consideration as set forth hereunder, shall be freely transferable and/or assignable, in whole or in part, to any party affiliated with the Seller and the Purchaser hereby consents to such transfer and/or assignment by the Seller.

Execution version

1.3.3. Notwithstanding anything else to the contrary in this Agreement, the Purchase Consideration may be set off against any outstanding obligation of the Seller to the Purchaser. It is agreed that the Loan (as defined below) shall be set off from the Purchase Consideration as of the date hereof.

1.4. Definitions.

1.4.1. The “Purchase Consideration” means an amount equal to the average of the closing price per share of the Company’s Shares on the Tel Aviv Stock Exchange for the first three days that the Company’s Shares are traded on the Tel Aviv Stock Exchange multiplied by the number of Purchased Shares.

1.4.2. The “Loan” shall mean the outstanding principal and interest as of the date hereof due to the Purchaser from the Seller under that certain Loan Agreement dated December 31, 2014, by and between the Seller and the Purchaser.

2. Assignment and Assumption of Registration Rights. Upon the terms and conditions set forth in the Registration Rights Agreement, the Seller hereby irrevocably assigns, transfers and sets over to the Purchaser, and the Purchaser hereby assumes and accepts, all of the Seller’s right, title and interest in, to and under the Registration Rights Agreement in respect of the Purchased Shares (the “Assignment of Rights”). The Seller agrees to take such actions and to execute and deliver such instruments and agreements as may be necessary to complete, confirm, record or perfect the Assignment of Rights made hereby.

3. Representations. Each Party (or, if specifically indicated, the indicated Party) warrants and represents to the other Party, as of the date hereof, as set forth below:

3.1. Existence; Capacity. It is duly organized and validly existing under the laws of the jurisdiction of its incorporation. It has full legal right, power, authority and capacity to execute and deliver this Agreement.

3.2. Authorization. All corporate action on the part of such Party and its directors, officers and shareholders necessary for the authorization, execution and delivery of this Agreement has been taken.

3.3. No Warranties. The Purchased Shares are sold to the Purchaser “as is” without any warranty of any kind whatsoever.

3.4. Assessment. It acknowledges and confirms that it is entering into this Agreement based upon its own investigations, information and assessment regarding the Company, its business and financial condition, including the information included in the form 20-F published by the Company, and upon its own judgment and/or advice as it deemed necessary, and not upon any communication, advice or view expressed by the other Party, save for the representations and warranties expressly contained in this Agreement.

Execution version

4. Miscellaneous.

4.1. Further Instruments and Actions. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement, including, but not limited to, the execution of all documents necessary or advisable to consummate the transactions contemplated by this Agreement.

4.2. Expenses; Taxes. Each Party agrees that it will bear its own expenses in connection with this Agreement. Each Party shall bear its own sales tax, value added tax, purchase tax, betterment tax or any other tax for which a Party is liable. Each Party may deduct and withhold taxes from any payment or transfer to be made hereunder as required by relevant law, unless the paying Party shall have received in respect of each such payment a certificate of exemption from such withholding tax in a form reasonably satisfactory to the paying Party, and to the extent that such amounts are so withheld and paid to the relevant tax authorities on behalf of the receiving Party, such withheld and paid amounts shall be treated for all purposes as having been delivered and paid to the receiving Party.

4.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed received (i) if delivered in person, upon personal delivery, (ii) if sent by mail, seven (7) days after deposit in a national post office, for delivery by registered or certified mail, return receipt requested, with postage and fees prepaid, addressed to the other party hereto at such address as such party designates from time to time by written notice to the other party hereto in accordance with this Agreement, or (iii) if sent via facsimile or electronic mail with confirmation of transmission, on the day sent.

4.4. Governing Law. This Agreement shall be governed by the internal law of State of Israel, without its conflicts or choice of laws provisions. The Parties agree that all disputes arising under, relating to, or connected with this Agreement shall be resolved in the competent courts in Tel Aviv, Israel.

4.5. Assignment. Except as set forth in Section 1, neither Party may assign any of its rights under this Agreement without the prior consent of the other Party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement and their permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

4.6. Entire Agreement; Amendments. This Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral with respect to the subject matter hereof. This Agreement may only be amended or any provision hereof waived in a writing signed by the Party against whom such amendment or waiver is to be enforced, and no oral amendment or waiver shall be effective.

4.7. No Waiver. The failure of any Party to exercise any right granted hereunder shall not constitute a waiver of that or any other right hereunder. No waiver of any breach or provision of this Agreement shall be deemed to be a waiver of any other or subsequent breach or provision, whether of like or different nature.

Execution version

4.8. Counterparts. This Agreement may be executed in any number of counterparts and signature pages may be delivered by facsimile or electronic mail, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

REMAINDER OF THE PAGE IS INTENTIONALLY BLANK

Signature Page to the Share Purchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

/s/ Sima Levy-Cohen		/s/ Cyril Ducau
MILLENNIUM INVESTMENTS ELAD LTD.		ANSONIA HOLDINGS B.V.

By:	Sima Levy-Cohen	By:	Cyril Ducau

Title:	Authorized Signatory	Title:	Director

EXHIBIT 1.2

FORM OF ACCOUNT INFORMATION